UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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Benihana Inc.

(Name of Registrant as Specified in its Charter)

N/A

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Benihana Inc. (the “Company”) is filing the following materials as definitive additional materials pursuant to Section 14(a) of the Securities Exchange Act of 1934 in order to clarify information previously provided to its shareholders.

On September 16, 2010, the Company reported total restaurant sales and comparable restaurant sales for the second four week period  of the second fiscal quarter 2011 (August 16 – September 12, 2010) (the “2011 Four Week Period”) compared to the same four week period for the second fiscal quarter 2010 (August 17 – September 13, 2009) (the “2010 Four Week Period”). Total restaurant sales during the 2011 Four Week Period increased 3.5% to $23.5 million from $22.7 million during the 2010 Four Week Period. Our Company-wide total comparable restaurant sales increased 4.2% to $23.5 million during the 2011 Four Week Period from $22.6 million during the 2010 Four Week Period, representing the 7th consecutive period with comparable restaurant sales increases. By concept, comparable restaurant sales during the 2011 Four Week Period compared to the 2010 Four Week Period increased by 7.8% to $15.6 million from $14.5 million at Benihana teppanyaki, while the impact of macro-economic weakness caused a decrease of 2.2% to $5.6 million at RA Sushi and a decrease of 2.1% to $2.3 million at Haru. There were a total of 338 store-operating weeks (relating to 97 stores) during the 2011 Four Week Period compared to a total of 394 store-operating weeks (relating to 98 stores) during the 2010 Four Week Period.